EXHIBIT n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 which is to be filed on or about February 8, 2008, of our report dated March 23, 2007, relating to the financial statements and financial highlights of Kohlberg Capital Corporation, appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings “Selected Financial Data” and “Independent Registered Public Accounting Firm.”

/s/    Deloitte & Touche LLP

New York, New York

February 8, 2008